Exhibit 99.1

                                                                                For Immediate Release

PRESS RELEASE
Contact:	Susan M. Mesco
Director, Investor Relations
908-541-8777

Euro RSCG Life NRP
Mark R. Vincent, Media Relations
212-845-4239

  FDA ISSUES NOT APPROVABLE LETTER FOR MARQIBO

Bridgewater, NJ – January 19, 2005 – Enzon Pharmaceuticals Inc. (“ENZON”; NASDAQ: ENZN) reported today that the United States Food and Drug Administration (FDA) provided an action letter to INEX Pharmaceuticals Corporation (TSX: IEX) detailing that the anticancer drug Marqibo(TM) (vincristine sulfate liposomes injection) is “not approvable” under the FDA’s accelerated approval regulations based on the Phase 2b clinical trial data submitted.

ENZON said the FDA’s “not approvable” decision was expected after the FDA’s Oncologic Drugs Advisory Committee voted December 1, 2004 against recommending accelerated approval for Marqibo as a treatment for patients with relapsed aggressive non-Hodgkin’s lymphoma (NHL) based on the Phase 2b clinical trial data and comparison to available therapy.

The action letter from the FDA provides a list of deficiencies that need to be addressed prior to re-applying for approval, including the necessity to conduct additional studies. The FDA recommended such additional studies be randomized controlled studies comparing MARQIBO to other chemotherapy regimens. INEX and ENZON are currently evaluating the next steps for MARQIBO.

Marqibo (vincristine sulfate liposomes injection)

Marqibo is a proprietary drug comprised of the widely used off-patent anticancer drug vincristine encapsulated in INEX’s sphingosomal drug delivery technology. INEX’s technology is designed to provide prolonged blood circulation, tumor accumulation and extended drug release at the cancer site. These characteristics are intended to increase the effectiveness and reduce the side effects of the encapsulated drug.

In addition to relapsed aggressive NHL, Marqibo is currently being evaluated in several phase 2 clinical trials as a treatment for first-line NHL (combination therapy), relapsed Hodgkin’s disease, relapsed acute lymphoblastic leukemia, relapsed NHL in combination with the approved cancer drug Rituxan(R) (rituximab), and relapsed NHL in combination with the approved cancer drug etoposide.

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685 Route 202/206 North	Bridgewater, NJ 08807-	(908)541-8600	FAX: (908)575-9457

Marqibo Non-Approvable Letter/Page 2

About Enzon

Enzon Pharmaceuticals is a biopharmaceutical company dedicated to the discovery, development and commercialization of therapeutics to treat life-threatening diseases. The Company has developed or acquired a number of marketed products, including PEG-INTRON(R), marketed by Schering-Plough, and ABELCET(R), ONCASPAR(R), ADAGEN(R), and DEPOCYT(R), marketed in North America by Enzon’s specialized sales force. Enzon’s science-driven strategy includes an extensive drug development program that leverages the Company’s macromolecular engineering technology platforms, including PEG modification and single-chain antibody (SCA(R) technologies. Internal research and development efforts are complemented by strategic transactions that provide access to additional marketed products and promising clinical compounds. Enzon has several drug candidates in various stages of development, independently and with partners. Further information about Enzon and this press release can be found on the Company’s web site at www.enzon.com.

All information in this press release is as of January 19, 2005 and the Company undertakes no duty to update this information.

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685 Route 202/206 North	Bridgewater, NJ 08807-	(908)541-8600	FAX: (908)575-9457